Filed Pursuant to Rule 433
Registration Statement Nos. 333-132370 and 333-132370-01

Citigroup Funding Inc.
30NC5 Fixed Rate Retail Note
Final Term Sheet
June 5, 2007

Issuer:                   	 Citigroup Funding Inc.

Guarantee:	Any payments due on the Notes are fully and
                                unconditionally guaranteed by Citigroup Inc., Citigroup Funding's parent company.

Rating of Issuer's  	Aa1/AA/AA+ (Moody's/S&P/Fitch)based upon the Citigroup
  Obligations:            		guarantee.

Offering:                 30NC5 Fixed Rate Retail Note

Principal Amount Issued:  US $25,000,000.00

Pricing Date:            June 5, 2007

Issue Date:              June 20, 2007

Maturity Date:           June 22, 2037

Issue Price:              100% of the principal amount

Underwriting Discount:    3.80%

Interest Rate:         6.00%

Coupon Payment Dates: Semi-Annually on the 20th of every June and
			December, provided that if any
			Interest Payment Date (other than Maturity Date) would otherwise fall on a day that is not a Business Day, then the Interest Payment Date will be the first following day that is a Business day, with no adjustment for period end dates.

First Coupon Date:        December 20, 2007

Day Count Convention:     30/360

Accrue to Pay:            No

Payment at Maturity:      100% of the principal amount

Redemption Information:            Subject to redemption
	at the option of Citigroup Funding Inc., in whole or in part, on Interest Payment Dates, beginning June 20, 2012, at a redemption price equal to 100% of the principal amount of the note plus accrued interest thereon, if any, upon prior notice to DTC's nominee as holder of the note, and to the Trustee, as described in the Prospectus Supplement.


Business Day:             New York

Calculation Agent:        Citibank, N.A.

Form and Denomination:    Registered Medium-Term Notes in minimum denominations
		           and minimum increments of US$1,000.00

Clearing and Settlement:     DTC

Listing:                  	None

Survivor's Option:		Yes

Sole Lead Manager:        	Citigroup Global Markets Inc.

Co-Managers:              	None


CUSIP/ISIN Number:        	1730T3AR4



Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission ('SEC') for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.